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                                                                      EXHIBIT 99


                              [COMPANY LETTERHEAD]


CONTACTS:  DR. JOHN A. O'MALLEY, CHAIRMAN, PRESIDENT
           AND CHIEF EXECUTIVE OFFICER
           818-709-1244 OR
           RON STABINER, THE WALL STREET GROUP, INC., NEW YORK
           212-888-4848                                   FOR IMMEDIATE RELEASE
================================================================================

     IRIS RENEWS CREDIT FACILITY AND REFINANCES SUBORDINATED DEBT CHATSWORTH, Calif.--March 19, 2001-- International Remote Imaging Systems, Inc. (AMEX:
     IRI - news), or IRIS(R) as it is known, announced today that it has renewed its existing credit facility with Foothill Capital Corporation, a Wells Fargo company, and concurrently refinanced a $7.0 million subordinated note due July 31, 2001.

     IRIS refinanced the $7.0 million subordinated note with a new $3.0 million term loan from Foothill Capital, issued a new $3.5 million subordinated note to the existing note holder and contributed $500,000 from the Company's cash reserves. The term loan and the new subordinated note both amortize over three years. In connection with the refinancing, IRIS issued a new 3-year warrant to the note holder to purchase 853,040 shares of common stock at $1.90 per share, the closing price of the common stock on the date of the refinancing. The new warrant replaces an old warrant expiring July 2001 for the same number of shares.

     IRIS Chairman, President and Chief Executive Officer John A. O'Malley commented, "A key part of our strategy has been to reduce the Company's debt. Over the past three years we paid off a $3.6 million term loan while paying the interest on the $7 million subordinated debt. We believe we now have the financial strength to retire this last portion of our debt, while remaining profitable with sufficient cash reserves to handle growth."

     IRIS designs, develops and markets patented and proprietary in vitro imaging systems for automating microscopic urinalysis procedures performed in hospitals



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     and clinical laboratories using patented and proprietary technology that combines visual microscopy, digital image processing and automated image interpretation for analyzing specimens.

     IRIS is a leader in automated urinalysis technology with more than 450 of its workstations installed in major medical institutions throughout the world. IRIS manufactures the only clinical analyzers using real-time video flow imaging, displaying microscopic images on a video screen; the systems are operated by touch screen interfaces pioneered by the Company for use in urinalysis. IRIS imaging systems use patented and proprietary automated intelligent microscopy (AIM) technology for automating microscopic procedures. IRIS enables clinical laboratory technologists to rapidly and efficiently analyze and process specimens automatically, significantly reducing the costly and time-consuming manual steps required for microscopic analysis.

     Its StatSpin(R) subsidiary, acquired in 1996, excels as a maker of innovative centrifuges and blood analysis products. Thirty-five thousand of its micro centrifuge systems have been sold to date. More than 600 major medical institutions worldwide, along with thousands of smaller hospitals, commercial laboratories, clinics, doctors' offices, veterinary labs and research institutions use StatSpin's products. StatSpin manufactures the world's fastest blood separator (30 seconds). Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology and urinalysis. StatSpin has been providing centrifuges to the veterinary market through a company which provides sample and analysis systems and recently shipped the 10,000th centrifuge to this market.

     This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. IRIS refers interested



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     persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



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